        DISTRIBUTION AGREEMENT

 This Distribution (the "Agreement") is made as of August 26, 2019 (the "Effective Date"), by and between

 "COMPANY":

 Black Bird Potentials Inc.
 47123 Michel Road
 Ronan, Montana 59864
 Attention: Eric Newlan, Vice President
 Telephone: 940-367-6154
 E-mail: eric@newlan.com

 "DISTRIBUTOR":

 CBD INC Limited Liability Partnership

 1. Non-Disclosure Agreement. As further consideration for the Company's entering into this Agreement, Distributor understands and agrees that Distributor, including its affiliates, shall continue to be bound by that certain Non-Disclosure and Non-Circumvention Agreement between the Company and Distributor, dated of even date herewith (the "Non-Circumvention Agreement").

 The Company and Distributor agree that all documentation with respect to the Products, as defined in Section 2 (Appointment; Territory)
hereof (except information contained in or for use in manuals, promotional materials or educational materials to be provided to Distributor's customers), is furnished solely for Distributor's internal use. Distributor may make copies of such documentation to satisfy its internal requirements, provided that all such copies include appropriate copyright and proprietary information notices. No other copies or use of such documentation, or any portion thereof, shall be made without the prior written approval of the Company.

 2. Appointment; Territory. Subject to the terms and conditions hereof, Distributor agrees to purchase, and the Company agrees to sell, the Products, and the Company hereby appoints Distributor as a non-exclusive distributor of the products listed and described in Schedule
A (Products) attached hereto and made a part hereof (the "Products") in the Territory and Distributor hereby accepts such appointment.

 Distributor's territory (the "Territory") shall be the United States of America.

 Distributor agrees that it shall be responsible for all expenses incurred in its performance hereunder, unless otherwise agreed to in writing by the Company. It is further agreed that Distributor shall have no authority to bind the Company to any contract or obligation or to transact any business in the Company's name or on behalf of the Company, in any manner. The parties intend that Distributor shall perform its services required hereunder as an independent contractor.

 3. Minimum Purchases. Distributor agree that, in order for Distributor to maintain its rights granted herein, Distributor shall be required to satisfy the minimum purchase requirements set forth in Schedule B (Minimum Purchase Requirements of Distributor) attached hereto and made a part hereof.

 4. Governmental Rules and Regulations. The Company's obligation to ship orders to Distributor hereunder shall be subject to the
Company's right and ability to make such sales and obtain required licenses and permits, under all applicable decrees, statutes, rules and regulations of a government or agency with competent jurisdiction presently in effect or which may be in effect hereafter.

 5. Orders, Payment and Delivery.

  5.1 Orders. Distributor shall order Products from the Company hereunder by submitting to the Company a written purchase order specifying the Products, quantities and requested delivery dates required to enable the Company to fill the purchase order. Each purchase order submitted to the Company is subject to acceptance by the Company. The Company shall have no liability to Distributor with respect to purchase orders which are not accepted by the Company; provided, however, that the Company will not unreasonably reject any purchase orders for
Products which do not require any modifications or additions. Subject to the foregoing, the Company may reject, in its sole discretion, any purchase order for customized Products. In the event the Company has not given Distributor notice of acceptance or rejection of a purchase order within five (5)  business days of receipt thereof, such purchase order shall be deemed accepted. The purpose of the purchase order to be issued under this Agreement is for specifying the Products, quantities and requested delivery dates only; no terms and conditions of Distributor's purchase orders, the Company's purchase order acknowledgment or any other document or instrument of Distributor or the Company shall be binding upon the other party or amend or modify this Agreement in any manner.

  5.2 Prices. The purchase prices for Products sold under this Agreement shall be determined in accordance with each purchase order accepted by the Company.

  5.3 Shipment and Delivery. Shipments will be made to the address of Distributor set forth in the applicable purchase order.
Shipments will be made by truck. In the event Distributor requests express delivery or shipment by air instead of by truck or by courier service,
Distributor agrees to pay all additional expenses required by such request. The Company will use commercially reasonable efforts to meet
Distributor's requested delivery schedules for Products. The Company agrees to ship the ordered quantity of Products as soon as possible after receipt of the applicable purchase order. Unless otherwise specified in Distributor's purchase order, the Company shall be authorized to make deliveries in installments. Distributor shall make any claims for shortage or damage of Products with the common carrier promptly upon receipt of the order and provide the Company with written notice of such a claim. The Company will have no responsibility for Products damaged in shipment and
Distributor must handle all claims for damage with the carrier. As between the Company and Distributor, Products shall be deemed accepted by
Distributor unless, within two (2) days of delivery of the Products, Distributor affirmatively rejects the Products, by written notice detailing the reasons for rejections. The parties acknowledge that they may mutually agree in writing in the future that the foregoing period of time be modified.
If no such notice of rejection is timely received, Distributor shall be deemed to have accepted delivery; provided, however, the acceptance of delivery shall in no way diminish or affect the product warranty given by the Company in Section 9 (Warranty). If Distributor rejects a shipment,
Distributor shall promptly return a sample of the defective Product to the Company in accordance with the Company's instructions, to enable the
Company to, within thirty (30) days, inspect and determine whether the Product is defective; provided that Distributor shall retain the rest of the
Products pending such determination. It is Distributor's responsibility to store and handle properly all Products pending inspection and/or return.
If rejection was timely effected and the Company determines the Products to be defective, the Company agrees to replace the Products or refund the amounts paid with respect to such defective Product which is to be returned to the Company, at the Company's option.

  Unless Distributor requests otherwise, all Products ordered by Distributor shall be packed for shipment and storage in accordance with the applicable purchase order. It is Distributor's obligation to notify the Company of any special packaging requirements (which shall be at
Distributor's expense).

  5.4 Payment. Distributor agrees to pay amounts invoiced by the Company for Products in accordance with the terms of the applicable purchase order. If Distributor fails to pay any amount when due, Distributor agrees to pay all costs and expenses, including, without limitation, reasonable attorney's fees, incurred by the Company in collecting such overdue amounts, together with interest on such unpaid amount at the lesser of one and one-half percent (1-1/2%) per month or the greatest amount permitted by applicable law. The Company reserves the right at any time after Distributor fails to make any payment within 60 days after the due date, to require payment for all Products delivered hereunder to be made in advance by wire transfer of immediately available funds.

  5.5 Title and Risk of Loss. Title to, and risk of loss of, the Products shall pass to Distributor upon the earlier of delivery of the Products to Distributor or to a carrier FOB at the Company's point of shipment.

 6. Changes to Products; Discontinued Products; Quality Assurance.

  6.1 Product Changes. Except with respect to Products ordered pursuant to a purchase order which has been accepted by the Company as described in Section 5.1 (Orders), the Company shall have the right, at any time and from time to time, to make modifications to the Products.

  6.2 Quality Assurance. Distributor shall be permitted to inspect (except for the Company's secret ingredient lists and processes)
facilities in which the Products are developed and produced upon reasonable advance written notice to the Company, during business hours at times reasonably convenient to both parties; provided, however, that Distributor acknowledges that all information obtained in the course of any such inspection shall be deemed proprietary information pursuant to the Non-Circumvention Agreement. The Company shall be permitted to inspect Distributor's storage and handling procedures of the Product upon reasonable advance written notice to Distributor during business hours at times reasonably convenient to both parties; provided, however, that the Company acknowledges that all information obtained in the course of any such inspection shall be deemed proprietary information pursuant to the Non-Circumvention Agreement.

 7. Limited License to Use Trademark. Unless expressly authorized in writing by the Company, nothing in this Agreement shall be construed to grant Distributor any right to use the Company's trademarks, trade names and logos (collectively, the "Trademarks"); provided, however, that
Distributor shall have the right  to use the Company's "Grizzly Creek Naturals" trademark as a retail store trade name and as a business assumed name in the State of Nevada. Distributor's unauthorized use of any Trademark shall cause the termination of this Agreement, without any action having to be taken by the Company.

 8. Warranty.

  8.1 Warranty. The Company warrants that the Products manufactured and sold by it will be free from defects in material and workmanship, and will conform to the specifications set forth on their respective labels. The warranty set forth in this Section 8.1 (Warranty) shall be void to the extent of (a) any modification of a Product by any person or entity other than the Company, (b) misuse or abuse of a Product or documentation by Distributor or Distributor's customers or end users, (c) negligence or wrongdoing of Distributor or Distributor's customers or end users, (d) accident, disaster or event of force majeure, (e) use of a Product or documentation in any manner inconsistent with this Agreement or (f) improper storage of a Product.

  8.2 Disclaimer. Except for the warranty set forth in this Section 8 (Warranty), the Company disclaims all warranties, whether express or implied, oral or written, with respect to the Products, including, without limitation, all implied warranties of merchantability or fitness for any particular purpose. Laws from time to time in force in certain jurisdictions may imply warranties that cannot be excluded or can only be excluded to a limited extent, and this Agreement shall be read and construed subject to any such statutory provisions. Distributor shall be responsible for any warranty it extends, either directly or indirectly, expressly or by operation of law, beyond the warranty expressly granted in this Section 8 (Warranty). The Company is not responsible for (a) damages caused by Distributor's failure to perform Distributor's responsibilities or (b) damages due to deterioration during periods of storage by Distributor longer than those periods set forth in the Product documentation.

 9. Consequential Damages Waiver; Limitation of Liability. Except for liability arising under the Non-Circumvention Agreement and a party's obligations under Section 15 (Indemnities), in no event shall either party be liable to the other for special, indirect, incidental or consequential damages.

 10. Marketing and Promotional Materials. The Company shall provide existing promotional materials and technical consultation to Distributor for use by Distributor in the development of Distributor's own internal promotional and educational materials and not for publication or distribution to any person. Distributor shall be solely responsible for the costs of developing promotional and educational materials for Distributor's customers and end users, all of whcih shall be approved by the Company in writing prior to use.

 11. Sales Promotion. Distributor shall use its best efforts to promote the sale and distribution of the Products in the Territory. In addition,
Distributor shall use its best efforts to comply with all applicable federal, state and local laws and regulations in performing under this Agreement.

 12. Inventory of Products. Distributor shall not be required to maintain an inventory of the Products. The Company shall use its best efforts to maintain an inventory of the Products that is adequate to fulfill orders received from Distributor.

 13. Representations of the Company. The Company represents and warrants to Distributor that:

  13.1 Cooperation. The Company will cooperate fully and timely with Distributor to enable Distributor to perform its obligations hereunder.

  13.2 Authority. The execution and performance of this Agreement by the Company has been duly authorized by the Board of Directors of the Company.

  13.3 No Violation. The performance by the Company of this Agreement will not violate any applicable court decree, law or regulation, nor will it violate any provisions of the organizational documents of the Company or any contractual obligation by which the Company may be bound.

 14. Insurance Requirements. The Company and Distributor agree that each shall be required to maintain, throughout the term of this Agreement, including any renewal term, such insurance policies as are described in Schedule C (Insurance Requirements) attached hereto and made a part hereof.

 15. Representations of Distributor. Distributor represents and warrants to the Company that:

  15.1 Authority. The execution and performance of this Agreement by Distributor has been duly authorized by the governing body of
Distributor.

  15.2 No Violation. The performance by Distributor of this Agreement will not violate any applicable court decree, law or regulation, nor will it violate any provisions of the organizational documents of Distributor or any contractual obligation by which Distributor may be bound.

 16. Indemnities.

  16.1 By the Company. The Company shall indemnify, defend and hold Distributor harmless from and against any damages, claims, suits, actions, causes of action, demands, liabilities, losses, costs and expenses (including without limitation reasonable attorneys' fees and disbursements and court costs) as a result of or arising out of any claim (a) that the Products supplied hereunder infringe any patent or valid copyright of a third party; or (b) the Products supplied hereunder have caused bodily injury or property damage provided that (i) Distributor shall have promptly provided the Company written notice of such claim and reasonable cooperation, information and assistance in connection therewith and (ii) the Company shall have sole control and authority with respect to the defense, settlement, or compromise thereof. Should any Product delivered hereunder become or, in the
Company's opinion be likely to become, the subject of such a claim under subsection (a), above, the Company may, at its option, either procure for
Distributor the right to continue purchasing and using such Products, or replace or modify such Products so that they become non-infringing. In the event neither of these options is practicable, the Company may accept the return of the infringing or potentially infringing Products, in exchange for a refund of the purchase price therefor, amortized over a period of three (3) years. In any such event, the Company may withhold further shipments of infringing or potentially infringing Products.

  The Company shall have no liability or obligation to Distributor hereunder with respect to any infringement or claim thereof based upon (w) compliance with designs, plans or specifications of Distributor, (x) use of the Products by Distributor in combination with devices or products not purchased hereunder where the Products would not themselves be infringing, (y) use of Products by Distributor in an application or environment for which such Products were not designed or contemplated as specified in Schedule A (Products) or (z) modifications of the Products by anyone other than the Company where such modifications directly are the cause of the infringement. The foregoing states the entire liability of the
Company with respect to infringement of intellectual property rights by the Products.

  16.2 By Distributor. Distributor shall indemnify, defend and hold the Company harmless from and against any damages, claims, suits, actions, causes of action, demands, liabilities, losses, costs and expenses (including without limitation reasonable attorneys' fees and disbursements and court costs) as a result of or arising from any representations or warranties made by Distributor to customers or end users which (a) exceed the scope of the representations or warranties made by the Company to Distributor pursuant to Section 10 (Warranty) of this Agreement; or (b) contradict the documentation and/or information made available to Distributor by the Company regarding specifications, performance and intended use of the Products, provided that (i) the Company shall have promptly provided Distributor written notice thereof and reasonable cooperation, information and assistance in connection therewith, and (ii) Distributor shall have sole control and authority with respect to the defense, settlement or compromise thereof.

 17. Compliance with Laws. Distributor shall comply with all laws, rules, regulations, governmental requirements and industry standards applicable to the purchase, sale, leasing, licensing, marketing, demonstration, installation, servicing, repair or use of the Products supplied to
Distributor hereunder, including, without limitation those relating to the maintenance and availability of records. Without in any way limiting the foregoing, Distributor shall not export any Product documentation or technical data relating thereto to any jurisdiction without first obtaining (a) the written consent of the Company and (b) all necessary export permits and clearances, and in no event shall Distributor export any Product in violation of any applicable law or regulation, whether foreign or domestic. In furtherance of, but without limiting the foregoing, Distributor represents and covenants that it has read, understood and will comply with the provisions of the U.S. Foreign Corrupt Practices Act.

 18. Term and Termination.

  18.1 Term. Unless earlier terminated pursuant to this Section 18 (Term and Termination), the term of this Agreement shall be a period of ten years, commencing on the Effective Date. Should Distributor satisfy all minimum purchase requirements established under this Agreement, this
Agreement shall renew for one additional ten-year period.

  18.2 Termination Upon Event of Default. Upon the occurrence of an Event of Default (as defined below), the non-defaulting party, in its sole discretion, shall have the right to terminate this Agreement, in addition to any other remedy or remedies which may be available to it under this
Agreement, at law or in equity.

  In addition, upon the occurrence of an Event of Default by Distributor, the Company shall have the right to cancel any or all unfilled orders for Products submitted by Distributor.

  The following events shall be deemed "Events of Default" with respect to the party engage in such activity:

   (a) Distributor fails to satisfy the minimum purchase requirements of the Products set forth in Schedule B attached hereto;

   (b) Distributor breaches its obligations under the Non-Circumvention Agreement;

   (c) Distributor breaches Section 7.1 (Trademarks of the Company);

   (d) In addition to the breaches of Distributor specified in paragraphs (a) through (d) above, Distributor fails to perform any of its covenants, obligations or responsibilities under this Agreement, which failure remains uncured for thirty (30) days after notice thereof from the
Company; provided that the Company party delivers written notice to Distributor within ninety (90) days of the alleged default;

   (e) The Company fails to perform any of its covenants, obligations or responsibilities under this Agreement, which failure remains uncured for thirty (30) days after notice thereof from Distributor; provided that Distributor delivers written notice to the Company within ninety
(90) days of the alleged default;

   (f) The dissolution, termination of existence, liquidation, insolvency or business failure of either party, or the appointment of a custodian or receiver for either party or any part of its property if such appointment is not terminated or dismissed within sixty (60) days; and

   (g) The institution by either party of any proceeding under the United States Bankruptcy Code or any other federal, national or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally or the making by either party of a composition or any assignment or trust mortgage for the benefit of creditors.

  18.3 Duties Upon Termination. Upon the termination of this Agreement for any reason whatsoever:

   (a) Distributor shall pay to the Company in full within 30 days of such termination, all amounts owed to the Company. The
Company shall be entitled to set off and deduct from any money due Distributor under this Agreement, any and all amounts due the Company from Distributor; and

   (b) Distributor shall promptly return to the Company any and all Company-owned Products or other equipment, materials, documentation or data in the possession of Distributor for whatever reason or purpose, such Products, equipment, materials, documentation and data to be in the same condition as when delivered to Distributor, reasonable use, wear and tear excepted; and

   (c) The Company shall promptly return to Distributor any and all Distributor-owned equipment, materials, documentation or data in the possession of the Company for whatever reason or purpose, such equipment, materials, documentation and data to be in the same condition as when delivered to the Company, reasonable use, wear and tear excepted.

  18.4 Survival. Notwithstanding anything to the contrary in this Agreement, the parties agree that the following provisions shall survive expiration or earlier termination of this Agreement: 8 (Warranty), 16 (Indemnities), 18.3 (Duties Upon Termination) and 19 (Miscellaneous).

 19. Miscellaneous.

  19.1 Force Majeure. The Company shall not be liable in any respect for failure to ship or for delay in shipment of Products pursuant to accepted purchase orders where such failure or delay shall have been due wholly or in part to the elements, acts of God, acts of Distributor, acts or civil or military authority, fires, floods, epidemics, quarantine restrictions, war, armed hostilities, riots, strikes, lockouts, breakdown, differences with workers, accidents to machinery, delays in transportation, delays in delivery by the Company suppliers or any other cause beyond the reasonable control of the Company.
Upon such occurrence, the Company shall immediately notify Distributor as soon as practicable of such inability and of the period for which such inability is expected to continue, and any time for performance hereunder shall be extended by the actual time of delay caused by the occurrence; provided, that the Company uses commercially reasonable efforts to mitigate any damages incurred by the Distributor. Products on which delivery is delayed due to any cause within
Distributor's control may be placed in storage by the Company for Distributor's account and at Distributor's risk. Distributor shall be liable for all costs and expenses incurred by the Company in storing Products for Distributor.

  19.2 Assignment and Corporate Reorganization. Subject to the provisions of Section 2, neither this Agreement nor any rights granted hereby may be assigned by either party voluntarily or by operation of law without the other party's prior written consent (which will not be unreasonably withheld) and any such attempted assignment shall be null and void.

  19.3 Equitable Relief. Nothing in this Agreement will prevent a party from bringing an action for equitable or injunctive relief in any court of competent jurisdiction to compel the other party to comply with its obligations under the Agreement.

  19.4 Notices. All notices hereunder shall be in writing and addressed to the party at the address for each set forth at the beginning of this
Agreement, or at such other address as to which notice pursuant to this Section 19.4 (Notices) may be given, and shall be given by personal delivery, by certified mail (return receipt requested), Express Mail or by national or international overnight courier. Notices will be deemed given upon the earlier of actual receipt of three (3) business days after being mailed or delivered to such courier service.

  19.5 Arbitration. In the event of a dispute between the parties arising out of this Agreement, both Distributor and the Company agree to submit such dispute to arbitration before the American Arbitration Association (the "Association") at its Dallas, Texas, offices, in accordance with the then-current rules of the Association; the award given by the arbitrators shall be binding and a judgment may be obtained on any such award in any court of competent jurisdiction. It is expressly agreed that the arbitrators, as part of their award, may award attorneys' fees to the prevailing party. Any award of the Arbitrators may be entered as a judgment in any court competent jurisdiction. Notwithstanding the provisions contained in the foregoing paragraph, the parties hereto agree that the Company may, at its election, seek injunctive or other equitable relief from a court of competent jurisdiction for a violation or violations by Distributor of the Non-Circumvention Agreement.

  19.6 Relationship of the Parties. Nothing contained in this Agreement shall be deemed to constitute either party as the agent or representative of the other party, or both parties as joint venturers or partners for any purpose. Neither party shall be responsible for the acts or omissions of the other party, and neither party will have authority to speak for, represent or obligate the other party in any way without prior written authority from the other party.

  19.7 Registration. In the event that this Agreement is required to be registered with any governmental authority, Distributor shall cause such registration to be made and shall bear any expense or tax payable in respect thereof.

  19.8 Entire Agreement. This Agreement constitutes the entire agreement between the Company and Distributor and shall not be amended, altered or changed except by a written agreement signed by the parties hereto. Any terms and conditions in any purchase order or other instrument issued by Distributor or the
Company or any of Distributor's customers in connection with this Agreement which are in addition to or inconsistent with the terms and conditions of this Agreement shall not be binding on either party and shall not be deemed to amend or modify this Agreement. Each party acknowledges that it is not entering into this Agreement on the basis of any representations not expressly contained herein.

  19.9 Waivers. No delay or omission on the part of either party to this Agreement in requiring performance by the other party or in exercising any right hereunder shall operate as a waiver of any provision hereof or of any right or rights hereunder; and the waiver, omission or delay in requiring performance or exercising any right hereunder on any one occasion shall not be construed as a bar to or waiver of such performance or right, or of any right or remedy under this
Agreement, on any future occasion. A waiver must be in writing, executed by the party against which enforcement is sought, in order to be enforceable.

  19.10 Section Headings. Section headings are for descriptive purposes only and shall not control or alter the meaning of this Agreement.

  19.11 Rights and Remedies. All rights and remedies of either party hereunder shall be cumulative and may be exercised singularly or concurrently.
The failure of either party, in any one or more instances, to enforce any of the terms of this Agreement shall not be construed as a waiver of future enforcement of that or any other term.

  19.12 Severability. If any provision of this Agreement shall for any reason be held illegal or unenforceable, such provision shall be deemed separable from the remaining provisions of this Agreement and shall in no way affect or impair the validity or enforceability of the remaining provisions of this
Agreement, unless removal of the invalidated provision renders another provision impossible to perform or inconsistent with the intent of the parties.

  19.13 Modifications, Amendments. Modifications and amendments to this Agreement must be in writing, executed by the party against whom enforcement thereof is sought.

  19.14 No Rights by Implication. No rights or licenses with respect to the Products are granted or deemed granted hereunder or in connection herewith, other than those rights expressly granted in this Agreement.

  19.15 Benefit. The provisions of this Agreement shall extend to the successors, surviving corporations and assigns of the Company and to any
Distributor of substantially all of the assets and business of the Company. The term "Company" shall be deemed to include the Company, any joint venture, partnership, limited liability company, corporation or other juridical entity, in which the Company shall have an interest, financial or otherwise.

  19.16 Governing Law. It is the intention of the parties hereto that this Agreement and the performance hereunder and all suits and special proceedings hereunder be construed in accordance with and under and pursuant to the laws of the State of Wyoming, and that, in any action, special proceeding or other proceeding that may be brought arising out of, in connection with or by reason of this Agreement, the laws of the State of Wyoming shall be applicable and shall govern to the exclusion of the law of any other forum, without regard to the jurisdiction in which any such action or special proceeding may be instituted.

  19.17 Counterparts. This Agreement may be executed in multiple counterparts which shall be deemed an original. It shall not be necessary that each party execute each counterpart, or that any one counterpart be executed by more than one party, if each party executes at least one counterpart.

  19.18 Legal Representation. The Company and Distributor acknowledge that each has utilized separate legal counsel with respect to this Agreement.

 "COMPANY":     "DISTRIBUTOR":

 BLACK BIRD POTENTIALS INC.   CBD INC LIMITED LIABILITY PARTNERSHIP

 By: /s/ ERIC NEWLAN    By: /s/ KEVIN OWEN
  Eric Newlan
  Vice President    Name: Kevin Owen

       Title: Managing Partner

 SCHEDULE A
 Products

 To be updated by the Company from time to time.

 SCHEDULE B
 Minimum Purchase Requirements of Distributor

 The minimum purchase requirements of Distributor shall be $50,000 of the Products during the first 12 months of the Agreement.

 SCHEDULE C
 Insurance Requirements

 The Company shall maintain general liability insurance policies, including product liability coverage, in commercially reasonable amounts.

 Distributor shall maintain general liability insurance policies, including product liability coverage, in commercially reasonable amounts.